Contact:

Stacey Jurchison

PharmAthene, Inc.

Phone: (410) 269-2610

Stacey.Jurchison@PharmAthene.com

PHARMATHENE SECURES $7.5 MILLION CREDIT FACILITY FROM

GE CAPITAL HEALTHCARE FINANCIAL SERVICES

ANNAPOLIS, MD – April 3, 2012 – PharmAthene, Inc. (NYSE Amex: PIP) today announced that it has secured $7.5 million in senior secured credit facilities from GE Capital Healthcare Financial Services consisting of a $2.5 million term loan and a revolving line of credit of up to $5 million.

Linda L. Chang, Senior Vice President and Chief Financial Officer, commented, “We are very pleased to partner with GE Capital – a recognized leader in healthcare financing. This financing further strengthens our balance sheet and provides us with increased flexibility to manage our working capital requirements.”

“Our expected 2012 monthly cash burn is less than $500,000 per month based on currently projected activities on our contracts,” Ms. Chang continued. “Given that PharmAthene had $19.2 million in cash and cash equivalents, short term investments, and net receivables as of December 31, 2011, this financing provides an additional liquidity cushion until the time in 2013 when we anticipate receiving final resolution of the litigation with SIGA Technologies.”

For a summary of the terms of the credit facility, see the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on the date hereof.

About PharmAthene, Inc.

PharmAthene was formed to meet the critical needs of the United States and its allies by developing and commercializing medical countermeasures against biological and chemical weapons. PharmAthene’s lead product development programs include:

  SparVax™ – a second generation recombinant protective antigen (rPA) anthrax vaccine
  Valortim® – a fully human monoclonal antibody for the prevention and treatment of anthrax infection
  Recombinant BChE – a novel bioscavenger for the prevention and treatment of morbidity and mortality associated with exposure to chemical nerve agents

In addition, pursuant to an opinion issued September 22, 2011, from the Delaware Court of Chancery, PharmAthene is entitled to 50% of the net profits over 10 years from all sales of SIGA Technologies’ ST-246, a novel smallpox antiviral agent being developed by SIGA for the treatment and prevention of morbidity and mortality associated with exposure to the causative agent of smallpox, and related products, once SIGA receives the first $40 million in net profits from sales of ST-246. For more information about PharmAthene, please visit www.PharmAthene.com.

About GE Capital, Healthcare Financial Services

With in-depth industry knowledge and expertise, GE Capital, Healthcare Financial Services has provided more than $60 billion in financing over ten years to companies in over 40 healthcare sectors including senior housing, hospitals, medical offices, outpatient services, pharmaceuticals and medical devices. Our team of professionals creates business and financial solutions tailored to meet the individual needs of our customers. For more information, visit gecapital.com/healthcare.

Statement on Cautionary Factors

Except for the historical information presented herein, matters discussed may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements proceeded by, followed by, or that include the words “potential”; “believe”; “anticipate”; “intend”; “plan”; “expect”; “estimate”; “could”; “may”; “should”; “will”; “project”; “potential”; or similar statements are forward-looking statements. PharmAthene disclaims any intent or obligation to update these forward-looking statements other than as required by law. Risks and uncertainties include risk associated with the reliability of the results of the studies relating to human safety and possible adverse effects resulting from the administration of the PharmAthene’s product candidates, unexpected funding delays and/or reductions or elimination of U.S. government funding for one or more of the PharmAthene’s development programs, the award of government contracts to our competitors, unforeseen safety issues, challenges related to the development, scale-up, technology transfer, and/or process validation of manufacturing processes for our product candidates, unexpected determinations that these product candidates prove not to be effective and/or capable of being marketed as products, as well as risks detailed from time to time in PharmAthene’s Forms 10-K and 10-Q under the caption “Risk Factors” and in its other reports filed with the U.S. Securities and Exchange Commission. In particular, there is significant uncertainty regarding the level and timing of sales of ST-246 and when and whether it will be approved by the U.S. FDA and corresponding health agencies around the world. Further, we cannot predict with certainty when SIGA Technologies, Inc. (“SIGA”) will commence delivering any product or will begin recognizing profit on the sale of ST-246 and there can be no assurance that any profits received by SIGA and paid to PharmAthene will be significant. We note that SIGA has publicly stated it intends to appeal the Court of Chancery decision, and there can be no assurances that the decision will not be reversed or that the remedy will not otherwise be modified. In addition, to the extent that there is an appeal, we cannot predict how long such appeal will delay the receipt of payments, if any, from SIGA. In addition, significant non-clinical animal studies, human clinical trials, and manufacturing development work remain to be completed for SparVax ™, Valortim® and our rBChE products. Copies of PharmAthene’s public disclosure filings are available from its investor relations department and our website under the investor relations tab at www.PharmAthene.com.

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